Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) shall be effective as July 2, 2013 (the “Effective Date”), by and between Tredegar Corporation, a Virginia corporation (collectively, with its subsidiaries, the “Company”), and Larry J. Scott (“Consultant”).

In consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.      Retention as Consultant.  Company hereby retains Consultant to render certain consulting and advisory services to Company, and Consultant hereby agrees to perform such services on the terms and conditions set forth herein.

2.      Duties of Consultant.  Consultant hereby agrees to perform the services set forth in Exhibit A attached hereto made a part hereof, as may be amended from time to time, and such other services as are mutually agreed to in writing between the parties (collectively, the “Services”). Consultant represents and warrants that the Services will reflect the level of skill, knowledge and judgment reasonably expected or required of consultants performing comparable services, and that the Services will be performed strictly in accordance with the terms of this Agreement.  Company will provide Consultant with appropriate office space and technology (computer and cell phone) necessary to perform the Services during the term of this Agreement.

3.      Compensation.  In return for the Services to be provided hereunder, Consultant will be paid a monthly fee of $8,000 (the “Consulting Fee”).  The parties acknowledge that, due to the nature of the Services, the total hours/days that Consultant performs Services will vary month-to-month.  The amount of this Consulting Fee is based on the parties’ expectation that in performing the Services hereunder Consultant’s aggregate monthly hours averaged over the term of this Agreement will approximate 50 to 60 hours per month (the “Expected Monthly Average”).  On or around December 31, 2013, and again on the one year anniversary of this Agreement, Consultant and Company will discuss the number of hours of Services performed by Consultant and determine whether any adjustment to the Consulting Fee or the Expected Monthly Average is necessary.  No adjustment will be made unless mutually agreed by Company and Consultant.

The Consulting Fee shall be Consultant’s sole compensation for the Services, except Company will reimburse Consultant for his actual and reasonable out-of-pocket costs and expenses (including coach travel) incurred in connection with the Services provided that Consultant obtains Company’s prior written approval to incur such costs and expenses and provided that Consultant forwards documents evidencing such costs or expenses to Company with the invoice covering such costs or expenses.  Consultant shall submit invoices to Company on a monthly basis giving a breakdown of matters worked on, days worked and time spent.  Company shall pay each invoice within fifteen (15) days of the date of receipt thereof; however, if Company objects to all or any portion of any invoice, Company shall notify Consultant of the same, give reasons for the objection and pay only that portion of the invoice not in dispute.  Consultant and Company’s representative shall confer to resolve any disputed invoices.

4.      Reporting.  Consultant will provide, upon Company’s request, oral and/or written reports to Company’s Chief Executive Officer, or such other person as the Chief Executive Officer may designate from time to time.  Such reports shall include, but not be limited to, updates on the specific Services.

5.      Independent Contractor.  Consultant agrees that he is an independent contractor. Nothing in this Agreement or to be done pursuant to its terms and conditions is intended to, nor shall it, create a partnership, joint venture, principal-agent or employer-employee relationship between Company and Consultant.  Consultant shall be responsible for all taxes and recordkeeping in connection with amounts paid to him hereunder and Consultant shall have no right to participate in any of Company’s employee benefit or welfare plans (other than any rights which have previously vested by virtue of Consultant’s former employment with the Company).

6.      Term.  The term of this Agreement will commence as of the Effective Date and shall continue for one year thereafter (the “Initial Term”), unless earlier terminated as provided herein.  After the Initial Term, this Agreement may be renewed by the parties mutually agreeing in writing to extend this Agreement.

7.      Termination.  Notwithstanding Section 6 hereof, this Agreement may be terminated at any time by either the Company or the Consultant with at least sixty (60) days prior written notice to the other party and specifying the early termination date.  Notwithstanding this Section 7, the Company may terminate this Agreement immediately if Consultant materially breaches this Agreement or upon Consultant’s willful misconduct or material negligence in the performance of the Services.

8.      Confidential Information.  Consultant acknowledges that in his performance of the Services, Consultant will acquire information and materials from Company that are and shall be considered confidential and proprietary.  For purposes of this Agreement, “Confidential Information” shall mean written, graphic, oral, or computerized information and/or data relating to operations, sales, pricing, marketing, engineering, business strategies, business development, legal, technical, systems or financial aspects of Company and/or the Services.  Consultant agrees to hold the Confidential Information in strict confidence, not to disclose it to others or to use it in any way, except as is necessary in the performance of the Services, and not to allow any unauthorized person access thereto, either before or after expiration or termination of this Agreement, without the prior written consent of Company in each instance.  Confidential Information may include, without limitation, records, procedures, contracts, reports, charts, schedules, plans, analyses, programs, surveys, statistical information, maps and engineering documents, and any information related thereto.  Confidential Information shall also include, without limitation, all memoranda, notes, reports, and documents relating to any Confidential Information, and all copies and extracts and all computer-generated studies and data developed relating to any Confidential Information.  Confidential Information shall not include any information which (a) is or becomes available to the public other than through breach of a duty of confidentiality, or (b) otherwise lawfully becomes available to Consultant free from any duty of confidentiality.  Information which would otherwise be deemed confidential hereunder but which has been given to Consultant by Company prior to the formal execution of this Agreement, or was known by Consultant in connection with his previous employment with the Company, shall be deemed to be covered and subject to the terms of this Agreement.

Consultant agrees to hold the Confidential Information in strict confidence and take all actions reasonably necessary and satisfactory to Company to protect the confidentiality of the Confidential Information.  At the request of Company, or in any event upon termination of this Agreement or the Services, Consultant will return to Company any written or other materials Consultant has received from Company in connection with the performance of this Agreement.  It is expressly agreed and acknowledged that disclosure of any of the Confidential Information may irreparably harm Company and that money damages for such breach will not be adequate or measurable.  Therefore, it is agreed that Company may, in addition to money damages, seek such equitable remedies as it may deem appropriate to minimize its damages, including, but not limited to, seeking a temporary restraining order, temporary injunction or permanent injunction.  Should Consultant have actual knowledge of a breach, he agrees to cooperate with Company in seeking and obtaining such court orders as Company reasonably deems appropriate.  The duties set forth in this Section 8 shall survive the termination or expiration of this Agreement.

9.      Proprietary Information.  Consultant agrees that all work product of Consultant developed in connection with this Agreement (the “Company’s Property”), including without limitation any memoranda, reports, notes, documents, software (including source code), processes, analyses, programs, operations, products, specifications, improvements or other property, shall be deemed to be a work made for hire, belonging exclusively to Company, with Company having the right to obtain and to hold in its own name copyrights, registrations, or such other protections as may be appropriate to the subject matter, and any extension or renewals thereof.  Consultant agrees that he shall, at Company’s request, do whatever is necessary to secure Company’s rights to the Company’s Property by assignment, copyright, patent or otherwise, provided that Consultant shall be entitled to reimbursement of its reasonable out-of-pocket costs in connection with complying with such request by Company.

In performing the services hereunder, Consultant agrees that he shall not use any material or product, including without limitation any software, processes, operations, reports, or documents, the use of which by it or Company could constitute or result in an infringement or other violation of any copyright, trade secret, trademark, patent, or other proprietary right of any third party.

10.    Compliance with Laws and Company Rules.  Consultant shall comply with all applicable laws, rules, and regulations applicable to performance of the Services.  Consultant shall not make any representations or warranties for or on behalf of Company to any person or entity.  Consultant also certifies that Company has provided Consultant a copy of, and that Consultant has read, understands and agrees to abide by the provisions of, the Tredegar Corporation Code of Conduct.

11.    Subcontracting/Assignment.  Consultant shall have no right, without the prior written approval of Company, to subcontract to any third party any or all of the performance of the Services or to assign all or any part of this Agreement, and any attempt to subcontract or assign all or any part of this Agreement in violation of this provision shall be void and without effect.

12.    Remedies.  Consultant acknowledges that his failure to comply with any of the provisions of this Agreement will irreparably harm the business of Company, and that Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, Consultant acknowledges that Company shall be entitled to injunctive relief and/or specific performance in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by Consultant under this Agreement.

13.    Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reliable overnight courier, telecopied (if applicable) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Consultant:

Larry J. Scott
13831 Grey Friars Lane
Midlothian, Virginia
Telephone Number:  (804) _________

Notices to Company:

Tredegar Corporation
1100 Boulders Parkway
Richmond, Virginia 23225
Attention:  General Counsel
Telephone Number:  (804) 330-1174
Facsimile Number:  (804) 330-1010

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent, telecopied or mailed.

14.    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.    Complete Agreement.  This Agreement, together with the documents incorporated herein and attached hereto, embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.    Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.    Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, Company and their respective heirs, successors and assigns, except that Consultant may not assign its rights or delegate his obligations hereunder.

18.    Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia, without giving effect to any choice of law provision or rule (whether of Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

19.    Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED EFFECTIVE AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

TREDEGAR CORPORATION

By:

Name:
(print)

Title:

Date:

CONSULTANT

Larry J. Scott

Date: